Exhibit 99.1

AMPIO Announces AmpionTM

STRIDE Study Results

ENGLEWOOD, CO., April 20, 2015 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced that the multiple injection STRIDE study AP008 did not reach its primary endpoint against the saline control even though there was a statistically significant reduction in pain compared to baseline for patients receiving Ampion™ (WOMAC A: p < 0.001). This pain reduction with Ampion™ was consistent across all sites and with our previously reported studies (SPRING and STRUT). Ampion™ is safe and well tolerated.

Ampio Pharmaceuticals launched the Phase III program for Ampion™ – a low molecular weight filtrate of an FDA approved biologic – to treat pain due to osteoarthritis (OA) of the knee. Each patient received three 4ml intra-articular injections of Ampion™or the saline placebo, one at baseline, the second at two weeks and the third at four weeks. In OA, saline is known to be a partial therapeutic and not a true placebo, but has been the control used in all published OA drug trials.

In the STRIDE study the saline control arm varied well out of a normal range, when compared to previous Ampion™ studies and from the published results for other OA drugs. In the STRIDE study, the percentage change in WOMAC A for the saline control arm ranged from 12 percent to 60 percent from site to site. This is more than twice the range we have previously seen in our studies. Historically, in larger studies, the response to saline has been reported to be in a range of 30-35 percent.

In addition, we are analyzing the demographic differences between the patient populations in the STRIDE study compared to the SPRING and STRUT studies.

•	Disease Severity: 68 percent of subjects in the STRIDE study had severe disease (Kellgren-Lawrence 4) versus 38 percent in the STRUT study and 23 percent in the SPRING study;

•	Weight: Patients in the STRIDE study were significantly heavier than patients in the STRUT study or other published trials.

Once we have had more time to analyze the STRIDE data, we will host a conference call to present our findings and answer questions from our shareholders.

We will meet with the FDA to discuss our full clinical findings as soon as practical. The FDA requires a certain minimum number of patients exposed for an acute therapy. The additional patient exposure from the STRIDE study allows us to meet this requirement. We believe that the SPRING and STRUT studies could be used as “two well conducted trials” necessary for the BLA filing.

“There is ample evidence from our multiple clinical trials that Ampion™ provides significant clinical benefit to a large number of patients with osteoarthritis of the knee,” said Michael Macaluso, CEO, “We are confident that AmpionTM will significantly improve the quality of life of patients suffering from OA.”

Based on current projections, Ampio Pharmaceuticals has sufficient funds to continue operations through 2016, complete additional trials if necessary, manufacture Ampion™ for the BLA filing and complete the activities necessary to bring our product to market approval. The company’s previously issued financial guidance for 2015 remains unchanged.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the Ampion™ STRIDE AP008 study, as well as risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact

Tina Amirkiai

FleishmanHillard

Direct: 415-318-4262

Tina.Amirkiai@fleishman.com